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                      August 30, 2023

       Todd Davis
       President and Chief Executive Officer
       Endexx Corporation
       38246 North Hazelwood Circle
       Cave Creek, AZ 85331

                                                        Re: Endexx Corporation
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2022
                                                            Filed January 13,
2023
                                                            File No. 000-30233

       Dear Todd Davis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services